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Exhibit 10.13

Officer Benefits
UAL Corporation and United Air Lines, Inc.

Travel Benefits

        Positive-space travel on United Airlines, United Express and Ted is provided to officers of UAL Corporation and United Airlines and their eligible dependents, and cash payments are made to federal and state tax authorities on behalf of each officer to cover the tax liability arising from usage of these travel benefits. This benefit includes membership to United's Red Carpet Club.

Financial Advisory Services

        Reimbursement of financial, estate and tax planning and preparation services is provided to officers of UAL and United. For any senior officer who became eligible for the program prior to January 1, 2007, reimbursement in 2008 will be limited to $34,000, and no further reimbursement is available after 2008. For any senior officer who became eligible in 2007, reimbursement for 2008 will be limited to $18,000, and no further reimbursement will be available after 2008. For any current officer who was not previously eligible, reimbursement for 2008 and 2009 will be limited to $9,000 in each year, and no further reimbursement will be available after 2009. For any future officer, reimbursement for the first two calendar years will be limited to $9,000 each year, and no further reimbursement will be available for future years and any unused reimbursements will be forfeited.

Club Memberships

        Payment is made by United for the cost of social and business club memberships for certain officers where there is a benefit to be realized by the company. The Company does not pay dues for clubs, which discriminate on the basis of race, sex, religion or national origin. Such memberships are authorized by the Chairman consistent with long-standing company policies.

Health & Welfare Benefits

        The Company reimburses officers for the cost of an annual medical examination. Additionally, officers receive a company paid group variable universal life insurance program which provides for insurance in an amount equal to three times base salary. The premium is paid by United.

        Officers are provided a self-insured supplemental long-term disability plan, which provides a supplement to the Company's disability benefit for certain management employees equal to 50% of monthly pay in excess of $20,000.

Company Cars & Parking

        The Chairman, President and Chief Executive Officer is entitled to the use of cars owned or leased by United. For 2007, the Company did not own or lease any cars for the use of an individual executive, other than the Chief Executive Officer. Officers located at Headquarters, 77 W. Wacker, Chicago, IL 60601, received company paid parking.

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  Exhibit 10.13